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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person

    Kohn                             Robert                  H.
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   (Last)                            (First)              (Middle)

                                   c/o eMusic
                                 1991 Broadway
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                                    (Street)

Redwood City,                      California               94063
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     5/22/00

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3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

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4.   Issuer Name and Ticker or Trading Symbol

     GlobalNet, Inc. (GBNE)

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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock, $.001 par value            -0-(1)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

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                                                                 SEC 1473 (3/91)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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
Explanation of Responses:

1. On May 30, 2000 GlobalNet International, Inc. ("GII") merged into a subsidiary of Rich Earth, Inc. ("Rich Earth") in a "reverse merger" transaction (the "Merger"). As a result of the Merger, GII, continued as the operating entity under the GlobalNet, Inc. ("GlobalNet" or the "Issuer") name, and its historical financial statements replaced those of Rich Earth. Prior to the Merger, Rich Earth filed a Form 10 with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") causing Rich Earth to become subject to the reporting requirements under the Exchange Act. Immediately prior to the Merger, Reporting Person was an officer, director and/or 10% beneficial owner of GII. Immediately after giving effect to the Merger, Reporting Person became an officer, director and/or 10% beneficial owner of GlobalNet. All of Reporting Person's ownership interest in the Issuer was reported in the Schedule 14C Definitive Information Statement (the "Information Statement") filed with the Commission pursuant to
Section 14(c) of the Exchange Act by Issuer (f/k/a Rich Earth). It was only recently, after Issuer engaged a new law firm as its outside counsel, that Reporting Person was advised of its ongoing reporting obligations under the Exchange Act. This filing is being filed in compliance with such ongoing reporting requirements under the Exchange Act. The failure to timely file this filing with the Commission was not willful or deliberate, but rather was the result of Reporting Person not being made aware of the ongoing reporting provisions set forth in the Exchange Act.



By:         /s/ Robert H. Kohn                               April 9, 2001
---------------------------------------------            -----------------------
       *Signature of Reporting Person                             Date
              Robert H. Kohn

* Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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                                                                 SEC 1473 (3/91)